As filed with the Securities and Exchange Commission on April 28, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

W.W. GRAINGER, INC.
(Exact Name of Registrant as Specified in its Charter)

Illinois (State or Other Jurisdiction) of Incorporation or Organization	36-1150280 (I.R.S. Employer Identification No.)
100 Grainger Parkway Lake Forest, Illinois (Address of Principal Executive Offices)	60045-5201 (Zip Code)
W.W. Grainger, Inc.
2010 Incentive Plan
(Full Title of the Plan)

John L. Howard
General Counsel
W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, Illinois 60045-5201
(Name and Address of Agent For Service)

(847) 535-1000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated flier,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

                       Large accelerated filer [X]    Accelerated filer [ ]    Non-accelerated filer [ ]    Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.50 par value	5,900,000 shares	$110.60 (1)(2)	$652,540,000.00 (1)(2)	$46,526.10

(1) Calculated pursuant to Rules 457(h)(1) and 457(c) based on the average of the high and low prices of the Registrant’s common stock on April 23, 2010 on the New York Stock Exchange Composite Tape as reported by The Wall Street Journal.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by W.W. Grainger, Inc., a corporation organized under the laws of the State of Illinois (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 25, 2010.

(b) The descriptions of the Company’s common stock (“Common Stock”) contained in the Company’s registration statements filed under the Exchange Act, including any amendments or reports filed thereunder that update or otherwise modify such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.  Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities registered hereby will be passed upon for the Company by Cristen L. Kogl, Vice President and Corporate Secretary of the Company.  As of the date of this filing, Ms. Kogl does not own any shares of Common Stock (including non-transferable shares of restricted stock and shares purchasable upon exercise of stock options exercisable within 60 days after the date hereof ) but has unvested stock options, unvested restricted stock units and unvested performance shares.

Item 6.  Indemnification of Directors and Officers.

(a)  Section 8.75 of the Illinois Business Corporation Act of 1983, as amended, provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Under certain circumstances, such Section permits a corporation to indemnify its directors, officers, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of shareholder derivative actions.  Such Section also provides that the corporation may purchase insurance on behalf of any such director, officer, employee or agent.

(b)  The Company’s Bylaws provide that the Company shall indemnify the directors and officers of the Company under the circumstances described in the preceding paragraph, subject, except in the case of defense expenses, to a finding by the Company’s Board of Directors, its shareholders or, under certain circumstances, independent legal counsel that the applicable standard of conduct has been met.

(c)  The Company entered into Indemnification Agreements with each of its directors and certain of its officers providing that the Company shall indemnify the directors and officers under the circumstances described in paragraph (a) above, subject, except in the case of defense expenses, to a finding by any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular claim for which the director or officer is seeking indemnification or independent legal counsel that the applicable standard of conduct has been met.

(d)  Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the liabilities that might be imposed as a result of claims, actions, suits or proceedings that may be brought against them by reason of being or having been such directors or officers.

(e)  The Company’s Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duties as a director except (i) for any breach of the director’s duty of loyalty to the Company and its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois  Business  Corporation  Act or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or  Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, Illinois, on the 28th day of April, 2010.

W.W. GRAINGER, INC.

By:       __________________________
James. T. Ryan
Chairman, President and
and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, on this 28th day of April, 2010, that each person whose signature appears below hereby constitutes and appoints John L. Howard and Cristen L. Kogl, and each of them, severally, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign a registration statement on Form S-8 relating to the W.W. Grainger, Inc. 2010 Incentive Plan and any and all amendments thereto, and to file such registration statement and each such amendment with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on April 28, 2010.

__________________________ James T. Ryan Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)	__________________________ Stuart L. Levenick Director
__________________________ Ronald L. Jadin Senior Vice President and Chief Financial Officer (Principal Financial Officer)	__________________________ John W. McCarter, Jr. Director
__________________________ Gregory S. Irving Vice President and Controller (Principal Accounting Officer)	__________________________ Neil S. Novich Director
__________________________ Brian P. Anderson Director	__________________________ Michael J. Roberts Director
__________________________ Wilbur H. Gantz Director	__________________________ Gary L. Rogers Director
__________________________ V. Ann Hailey Director	__________________________ E. Scott Santi Director
__________________________ William K. Hall Director	__________________________ James D. Slavik Director

EXHIBIT INDEX

Exhibit
Number             Description of Exhibit

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

4.2	By-Laws of the Registrant, as amended February 17, 2010 (incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009)

4.3
Form of Indemnification Agreement between Grainger and each of its directors and certain of its officers (incorporated by reference to Exhibit 10(b)(i) to the Registrant’s Form 10-Q for the quarter ended March 31, 2009).

4.4	W.W. Grainger, Inc. 2010 Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Form DEF 14A filed on March 12, 2010)

5.1	Opinion of Cristen L. Kogl

23.1	Consent of Ernst & Young LLP

23.2	Consent of Cristen L. Kogl (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)